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                                    Shareholder Service Agreement

This agreement is between IDS Global Series, Inc. (the "Corporation"), on behalf of its underlying series funds: IDS Emerging Markets Fund, IDS Global Balanced Fund and IDS Innovations Fund (individually a "Fund" and collectively the "Funds"); and American Express Financial Advisors Inc., the principal underwriter of the Funds, for services to be provided to shareholders by personal financial advisors and other servicing agents.
American Express Financial Advisors Inc. represents that shareholders of the Funds consider their financial advisor or servicing agent a significant factor in their satisfaction with their investment and, to help retain financial advisors or servicing agents, it is necessary for each Fund to pay annual servicing fees to financial advisors and other servicing agents.

American Express Financial Advisors Inc. represents that fees paid to financial advisors will be used by financial advisors to help shareholders thoughtfully consider their investment goals and objectively monitor how well the goals are being achieved. As principal underwriter, American Express Financial Advisors Inc. will use its best efforts to assure that other distributors provide comparable services to shareholders for the servicing fees received.

American Express Financial Advisors Inc. agrees to monitor the services provided by financial advisors and servicing agents, to measure the level and quality of services provided, to provide training and support to financial advisors and servicing agents and to devise methods for rewarding financial advisors and servicing agents who achieve an exemplary level and quality of services.

The Corporation, on behalf of the Funds, agrees to pay American Express Financial Advisors Inc. and other servicing agents 0.15 percent of the net asset value for each shareholder account assigned to a financial advisor or servicing agent that holds the Funds' respective Class A Common Stock or Class B Common Stock, $0.01 par value per share (referred to as the "Class A Shares" and the "Class B Shares.") In addition, the Corporation agrees to pay American Express Financial Advisors Inc.'s costs to monitor, measure, train and support services provided by financial advisors or servicing agents up to 0.025 percent of the net asset value for each shareholder account assigned to a financial advisor or servicing agent that holds either Class A
Shares or Class B Shares. The Corporation, on behalf of the Funds, agrees to pay American Express Financial Advisors Inc. in cash within five (5) business days after the last day of each month.

American Express Financial Advisors Inc. agrees to provide each Fund, prior to the beginning of the calendar year, with a budget covering its expected costs to monitor, measure, train and support services and a quarterly report of its actual expenditures. American Express Financial Advisors Inc. agrees to meet with representatives of the Corporation at their request to provide information as may be reasonably necessary to evaluate its performance under the terms of this agreement.

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American Express Financial Advisors Inc. agrees that if, at the end of any month, the expenses of a Fund, including fees under this agreement and any other agreement between a Fund and American Express Financial Advisors Inc. or American Express Financial Corporation, but excluding taxes, brokerage commissions and charges in connection with the purchase and sale of assets exceed the most restrictive applicable state expense limitation for that Fund's current fiscal year, that Fund shall not pay fees and expenses under this agreement to the extent necessary to keep the Fund's expenses from exceeding the limitation, it being understood that American Express Financial Advisors Inc. will assume all unpaid expenses and bill the Fund for them in subsequent months but in no event can the accumulation of unpaid expenses or billing be carried past the end of the respective Fund's fiscal year.

This agreement shall continue in effect for a period of more than one year so long as it is reapproved at least annually at a meeting called for the purpose of voting on the agreement by a vote, in person, of the members of the Board who are not interested persons of the Corporation and have no financial interest in the operation of the agreement, and of all the members of the Board.

This agreement may be terminated at any time (as to one or more of the Funds) without payment of any penalty by a vote of a majority of the members of the Board who are not interested persons of the Corporation and have no financial interest in the operation of the agreement or by American Express Financial Advisors Inc. The agreement will terminate automatically in the event of its assignment as that term is defined in the Investment Company Act of 1940. This agreement may be amended at any time provided the amendment is approved in the same manner the agreement was initially approved and the amendment is agreed to by American Express Financial Advisors Inc.

Approved this 13th day of November, 1996.


IDS GLOBAL SERIES, INC.
  IDS Emerging Markets Fund
  IDS Global Balanced Fund
  IDS Innovations Fund



/s/ Leslie L. Ogg
    Leslie L. Ogg
    Vice President


AMERICAN EXPRESS FINANCIAL ADVISORS INC.


/s/ Michael J. Hogan
    Michael J. Hogan
    Vice President